Exhibit 10.3

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of June 18, 2020

by and between

ATHENE LIFE RE LTD.

and

BROOKE (HOLDCO1) INC.

i

ii

SCHEDULES

Schedule 1.01(a)	Issuer Knowledge Persons
Schedule 1.01(b)	Buyer Knowledge Persons
Schedule 5.03	Buyer Consents and Approvals
Schedule 6.03(i)	Third-Party Consents
Schedule 8.01(a)	Governmental Approvals
Schedule 11.03	Initial Press Release

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Stockholders Agreement
Exhibit C	Form of Amended and Restated Certificate of Incorporation

iii

This INVESTMENT AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of June 18, 2020, is made by and between Athene Life Re Ltd., a Bermuda Class E insurer under the Bermuda Insurance Act 1978 (the “Buyer”), and Brooke (Holdco1) Inc., a Delaware corporation (the “Issuer”).

PRELIMINARY STATEMENTS

A.     Upon the terms and subject to the conditions set forth in this Agreement, the Issuer desires to issue and sell to the Buyer, and the Buyer desires to subscribe for and purchase from the Issuer, the Purchased Shares (as defined herein); and

B.     Concurrently with the execution of this Agreement, the Cedant (as defined herein), a Subsidiary of the Issuer, and the Buyer, entered into a reinsurance agreement (the “Reinsurance Agreement”) pursuant to which the Cedant has ceded to the Buyer and the Buyer accepted and reinsured certain reinsured liabilities on a combined funds withheld and coinsurance basis.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.

“Action” means any claim, action, suit, litigation, arbitration, examination, investigation or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Adjusted Share Price” shall have the meaning set forth in Section 2.03(a).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that in no event shall (a) any pooled investment vehicle, fund, managed account or other client to which Apollo Global Management, Inc. or any of its respective Affiliates or Subsidiaries provides investment advice or otherwise serves in a fiduciary capacity or (b) any portfolio company in which the entities described in clause (a) directly or indirectly hold investments be deemed an Affiliate of the Buyer. For the avoidance of doubt, the Issuer and the Buyer shall not be deemed to be “Affiliates” of one another for purposes of this definition.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in Section 2.04.

“Annual SAP Financial Statements” shall have the meaning set forth in Section 4.06(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Business” means the business of the Issuer and its Subsidiaries as conducted as of the date hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Lansing, Michigan or New York, New York are required or authorized by Law to remain closed.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Indemnitee” means the Buyer, each of its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns.

“Buyer Liens” means any Liens arising as a result of any agreement of, or any Governmental Order binding on, or any condition applicable to, or otherwise resulting from any facts or circumstances relating to, the Buyer or its designated assignee(s) hereunder or any of their respective Affiliates.

“Buyer Material Adverse Effect” means a material impairment or delay of the ability of the Buyer to perform its material obligations under this Agreement, including consummation of the transactions contemplated hereby.

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Capital Stock Equivalents” means securities, options or rights directly or indirectly convertible into or exchangeable or exercisable for Capital Stock.

“Cedant” means Jackson National Life Insurance Company, a Michigan life insurance company.

“Class A Common Stock” means the Issuer’s Class A common stock, par value $0.01 per share, to be established pursuant to the Amended and Restated Certificate of Incorporation.

“Class B Common Stock” means the Issuer’s Class B common stock, par value $0.01 per share, to be established pursuant to the Amended and Restated Certificate of Incorporation.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Share Price” means $5,000,000 per share of Common Stock.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock” means (i) prior to the filing of the Amended and Restated Certificate of Incorporation, the common stock of the Issuer, par value $125.00 per share and (ii) after the filing of the Amended and Restated Certificate of Incorporation, the Class A Common Stock and the Class B Common Stock.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.01(a).

“Contagion Event” means the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including COVID-19).

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Issuer to the Buyer in connection with the execution and delivery of this Agreement.

“Effective Time” shall have the meaning set forth in the Reinsurance Agreement.

“Electronic Data Room” means the electronic data site titled “Project Star” established by Parent and maintained by Intralinks in connection with the transactions contemplated by this Agreement to which the Buyer and its Representatives have access.

“Financial Statements” means the GAAP Financial Statements and the SAP Financial Statements.

“Fundamental Representations” means the representations and warranties of the Issuer contained in Section 4.01(a), Section 4.01(d), Section 4.04, Section 4.05(e), Section 4.07(ii) and Section 4.12.

“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.

“GAAP Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Issuer and all its Subsidiaries.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means, as the context requires, (a) a Buyer Indemnitee as it may be entitled to any indemnification payment from the Issuer pursuant to Section 9.02, or (b) an Issuer Indemnitee as it may be entitled to any indemnification payment from the Buyer pursuant to Section 9.03.

“Indemnifying Party” means, as the context requires, (a) the Issuer as it may have Liability for any indemnification payment to a Buyer Indemnitee pursuant to Section 9.02, or (b) the Buyer as it may have Liability for any indemnification payment to an Issuer Indemnitee pursuant to Section 9.03.

“Initial Closing” shall have the meaning set forth in Section 6.05.

“Insurance Companies” means, collectively, the Cedant, Brooke Life Insurance Company, Jackson National Life Insurance Company of New York, Squire Reassurance Company II, Inc., Jackson National Life (Bermuda) Ltd. and VFL International Life Company SPC, Ltd. and, each of them, an “Insurance Company”.

“Insurance Contracts” means the insurance or annuity policies and contracts, guaranteed investment contracts and funding agreements, together with all binders, slips, certificates, endorsements and riders thereto, issued, assumed, written, underwritten or entered into by any Insurance Company (or any entity to which such Insurance Company is a successor in interest) prior to the Closing.

“Interim Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Intermediate Parent” means Prudential (US Holdco 1) Limited.

“IPO” shall have the meaning set forth in the Stockholders Agreement.

“Issuer” shall have the meaning set forth in the preamble hereto.

“Issuer Indemnitee” means the Issuer, each of its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns.

“Issuer Party” means each Affiliate of the Issuer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Knowledge” means: (a) in the case of the Issuer, the actual knowledge of those Persons listed in Schedule 1.01(a), after reasonable inquiry by each such individual of such individual’s direct reports, and (b) in the case of the Buyer, the actual knowledge of those Persons listed in Schedule 1.01(b), after reasonable inquiry by each such individual of such individual’s direct reports.

“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, whether arising in the past, present or future.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest or other similar encumbrance or lien.

“Losses” means any damages, losses, claims, demands, actions, suits, proceedings, payments, judgments, Taxes and out-of-pocket costs and expenses (including reasonable legal fees) and costs and expenses of investigating or contesting any of the foregoing.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Group Companies, taken as a whole; provided that no fact, circumstance, change or effect arising out of or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) the United States or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets and related changes in the statutory or fair market value of the investment assets of the Group Companies, (ii) political conditions generally and any natural disasters, hostilities, acts of war, sabotage, terrorism or military actions, (iii) any Contagion Event, or any worsening of such matters existing as of the date hereof, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in response thereto, (iv) any occurrence or condition generally affecting participants in the life insurance and annuity industries in the United States, (v) the negotiation, execution and delivery of, or compliance with the terms of, or any action required to be taken or omitted by this Agreement, or the announcement of, or consummation of, any of the transactions contemplated hereby, and the identity or facts related to the Buyer (including (A) effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any effect caused by (I) shortfalls or declines in revenue, margins or profitability, (II) loss of, or disruption in, any customer, supplier and/or vendor relationships or (III) loss of personnel) (provided, that this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this

Agreement, the pendency or consummation of this Agreement or any of the Transaction Agreements), (vi) any changes or prospective changes in Law, GAAP, SAP or the enforcement or interpretation thereof, (vii) any action taken by the Buyer or its Affiliates, or taken by any of the Issuer or any of its Affiliates at the request of the Buyer or with the Buyer’s prior consent or any action for which the Buyer’s consent is requested in good faith and in the ordinary course of business pursuant to Section 6.01 but is not taken because the Buyer withheld, conditioned or delayed its consent, (viii) any change (or threatened change) in the credit, financial strength or other ratings (other than the underlying facts and circumstances that gave rise or contributed to any such change (or threatened change)) of any of the Group Companies or any of their Affiliates, (ix) any failure by the Group Companies to achieve any earnings, premiums written or other financial projections or forecasts (other than the underlying facts and circumstances that may have given rise or contributed to such failure), (x) any matter to the extent specifically reflected in any of the Financial Statements or (xi) any effect that is or would be reasonably likely to be cured by the Group Companies prior to the Closing; provided, however, that, with respect to clauses (i), (ii), (iii), (iv) and (vi), such effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such effect, individually or in the aggregate, is disproportionately adverse with respect to the Group Companies as compared to other participants in the life insurance and annuity industries in the United States or (b) a material impairment or delay of the ability of the Issuer to perform its material obligations under this Agreement, including consummation of the transactions contemplated hereby.

“Material Contract” shall have the meaning set forth in Section 4.14(a).

“Milliman” means Milliman, Inc.

“Outside Date” shall have the meaning set forth in Section 10.01(b).

“Parent” means Prudential plc.

“Permits” shall have the meaning set forth in Section 4.13(a).

“Permitted Liens” means each of the following: (a) Liens that secure debt that is reflected on the Financial Statements, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law for amounts not yet due, (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (f) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not materially interfering with the ordinary conduct of business, (g) Liens not created by a Group Company that affect the underlying fee interest of any leased real property, (h) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively, (i) zoning, building and other generally applicable land use restrictions, (j) Liens or other imperfections of title that do not materially interfere with the present use of the current use of the properties, assets or rights affected thereby, (k) Buyer Liens, (l) limitations on the rights of any of the Group Companies under any contract that are expressly set forth in such contract, (m) Liens arising under a conditional sales contract or equipment lease with a third party, (n) Liens incurred in the ordinary course of business since the date of the most recent Financial Statements, (o) Liens that are disclosed in any section of the Disclosure Schedule, (p) Liens arising from any act of the Buyer or any of its Affiliates (with respect to an asset of any of the Issuer or its Affiliates), (q) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase agreements and Federal Home Loan Bank of Indianapolis advances, (r) Liens created in connection with hedging transactions and (s) nonexclusive licenses to intellectual property executed in the ordinary course of business.

“Permitted Transferee” shall have the meaning set forth in the Stockholders Agreement.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Product Tax Rules” means the Tax Laws with respect to (a) the requirements for the Insurance Contracts to qualify for certain Tax treatment and (b) the Tax reporting and withholding applicable to the Insurance Contracts. For the avoidance of doubt, “Product Tax Rules” include sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code and the Treasury Regulations promulgated thereunder, and related administrative guidance and judicial interpretations.

“Protected Period” means the period beginning on the date hereof and ending on the date that is the earlier to occur of (a) the first anniversary of the Closing Date and (b) the consummation of an IPO.

“Purchased Shares” shall have the meaning set forth in Section 2.01.

“Purchase Price” shall have the meaning set forth in Section 2.02.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached as Exhibit A hereto.

“Reinsurance Agreement” shall have the meaning set forth in the recitals hereto.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“SAP” means the statutory accounting principles and practices prescribed or permitted by the Governmental Authority with principal responsibility for regulating an Insurance Company as in effect at the relevant time.

“SAP Financial Statements” shall have the meaning set forth in Section 4.06(b).

“Securities Act” means the Securities Act of 1933.

“Stockholders Agreement” means the Stockholders Agreement in substantially the form attached as Exhibit B hereto.

“Subject Transaction” means (a) an issuance or sale by any Group Company of any Capital Stock or Capital Stock Equivalents in any individual transaction (or series of related transactions) or (b) a direct or indirect sale by Parent or any of its Subsidiaries (other than a Group Company) of any Capital Stock or Capital Stock Equivalents of the Issuer or any of the Group Companies (including any derivative transaction the payments under which are determined with reference to the Capital Stock of the Issuer or any of the Group Companies or their businesses or assets), in either case, during the Protected Period; provided, that no: (i) IPO or other similar transaction in which shares of Common Stock are issued in a public offering or publicly traded securities are distributed to the stockholders of Parent, (ii) issuance or sale of Capital Stock Equivalents in connection with the transactions described in the foregoing clause (i), (iii) issuance pursuant to a compensatory equity participation plan of the Issuer adopted in connection with an IPO, or (iv) issuance (or series of related issuances) or sale (or series of related sales) of Capital Stock or Capital Stock Equivalents for consideration in an aggregate amount of less than $50 million shall be a “Subject Transaction” hereunder. In the event that a Subject Transaction involves the issuance or sale of Capital Stock Equivalents, the applicable seller or issuer thereof shall be deemed to have issued at that time a number of shares of Capital Stock equal to the maximum number of shares of Capital Stock that are or may become issuable upon exercise or conversion of such Capital Stock Equivalents (whether or not the same are then currently exercisable) for consideration equal to (A) the aggregate consideration received by the applicable seller or issuer in connection with the issuance or sale of such Capital Stock Equivalents plus (B) the minimum amount of such consideration receivable by the applicable seller or issuer in connection with the exercise or conversion of such Capital Stock Equivalents. Any non-cash consideration received in connection with a Subject Transaction shall be valued at fair market value as determined by the board of directors of the Issuer in good faith. In the case of a derivative transaction, the purchase price shall be the aggregate payments (if any) received by Parent or its Affiliates in connection with entering into the derivative transaction plus (or minus) the amount of the early termination payment that would be payable to (or from) Parent or its Affiliate upon the early termination of such derivative at such time in accordance with its terms and the number of shares purchased shall be the notional amount of shares of Capital Stock subject to such transaction (or, where the value is calculated with reference to items other than a number of shares of Capital Stock, the proportion of the outstanding shares of Capital Stock represented by such reference items).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Tax” or “Taxes” means all income, premium, alternative minimum, accumulated earnings, personal holding company, capital stock, gross receipts, value added, registration, premium, retaliatory, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, social security, disability, unemployment, workers’ compensation, estimated, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, transfer, payroll, stamp taxes or any other taxes (whether payable directly or by withholding) imposed by any Tax Authority, in each case, together with any interest and any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns, reports or similar statements and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.

“Third Party Claim” shall have the meaning set forth in Section 9.04(a).

“Third-Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of either of the Issuer or the Buyer) required in connection with the transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means this Agreement, the Stockholders Agreement and the Registration Rights Agreement.

“True-up Issuance Date” shall have the meaning set forth in Section 2.03(a).

“True-up Shares” means a number of shares of authorized, validly-issued, fully-paid and non-assessable shares of Class B Common Stock, free and clear of any Liens other than Buyer Liens and restrictions arising under applicable securities Laws, equal to the difference between (a) the Purchase Price divided by the Adjusted Share Price and (b) the Purchase Price divided by the Closing Share Price, as adjusted to reflect any stock splits, stock dividends or other similar events occurring prior to the True-up Issuance Date.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale of the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration of payment of the Purchase Price as set forth in Section 2.02 below, the Issuer shall issue and sell to the Buyer, and the Buyer shall purchase from the Issuer, free and clear of any Liens other than Buyer Liens and restrictions arising under applicable securities Laws and the Transaction Agreements, eighty-seven (87) shares of Class A Common Stock and thirteen (13) shares of Class B Common Stock (collectively, the “Purchased Shares”).

Section 2.02    Purchase Price. The purchase price payable by the Buyer to the Issuer (or another entity designated in writing by the Issuer) for the Purchased Shares shall be the amount in immediately available funds of $500,000,000 (the “Purchase Price”). The Purchase Price shall be payable at Closing as set forth below in Section 3.02.

Section 2.03    Post-Closing Purchase Price True-Up.

(a)    In the event that: (i) a Subject Transaction is consummated (A) at any time during the Protected Period or (B) after the Protected Period pursuant to a definitive agreement negotiated or executed prior to the expiration of the Protected Period; and (ii) the price per share of Common Stock paid in such Subject Transaction (as adjusted to reflect any stock splits, stock dividends or other similar events occurring prior to the consummation of such Subject Transaction, the “Adjusted Share Price”) is less than the Closing Share Price (as adjusted to reflect any stock splits, stock dividends or other similar events following the Closing Date), then, within five (5) Business Days of the consummation of such Subject Transaction (the “True-up Issuance Date”), the Issuer shall issue to the Buyer, and the Buyer shall acquire from the Issuer, a number of shares of Class B Common Stock equal to the True-Up Shares. Except in connection with an additional issuance or sale of Common Stock or Capital Stock Equivalents that would constitute part of the same Subject Transaction for which the True-up Shares are issued, upon issuance of the True-up Shares in accordance with this Section 2.03, no further adjustments shall be made in the event of any separate Subject Transactions consummated after the True-up Issuance Date.

(b)    On the True-up Issuance Date, the Issuer shall deliver, or cause to be delivered, to the Buyer one or more stock certificates evidencing the True-up Shares issued in the name of the Buyer or such other Permitted Transferee as Buyer may request.

(c)    For Tax purposes, the issuance of any additional shares of Class B Common Stock pursuant to this Section 2.03 shall be treated as an adjustment to the number of Purchased Shares issued to the Buyer at the Closing.

Section 2.04    Authorization of Shares. Prior to the Closing, the Issuer shall establish the Class A Common Stock and the Class B Common Stock, and authorize the issuance of up to one thousand (1,000) shares of Class A Common Stock and one thousand (1,000) shares of Class B Common Stock by filing an Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

ARTICLE III

THE CLOSING

Section 3.01    Closing. The closing of the purchase and sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 (or such other place as the Issuer and the Buyer may agree in writing) on the third

(3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VIII has occurred (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other date as mutually agreed by the Issuer and the Buyer. The date on which the Closing takes place shall be the “Closing Date”.

Section 3.02    Share Purchase Closing Deliveries.

(a)    At the Closing, the Buyer shall deliver, or cause to be delivered, to the Issuer:

(i)    payment, by wire transfer to a bank account designated in writing by the Issuer (such designation to be made at least two (2) Business Days before the Closing Date), of immediately available funds in an amount equal to the Purchase Price;

(ii)    the Stockholders Agreement, duly executed by the Buyer;

(iii)    the Registration Rights Agreement, duly executed by the Buyer;

(iv)    the certificate referred to in Section 8.02(d); and

(v)    a copy of the resolutions of the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the other Transaction Agreements and approval of the transactions contemplated hereby and thereby.

(b)    At the Closing, the Issuer shall deliver, or cause to be delivered, to the Buyer:

(i)    one or more stock certificates evidencing the Purchased Shares issued in the name of the Buyer;

(ii)    the Stockholders Agreement, duly executed by the Issuer and Intermediate Parent;

(iii)    the Registration Rights Agreement, duly executed by the Issuer;

(iv)    the certificate referred to in Section 8.03(d); and

(v)    a copy of (A) the resolutions of the board of directors of the Issuer authorizing the execution and delivery of this Agreement and the other Transaction Agreements and approval of the transactions contemplated hereby and thereby, including the filing of the Amended and Restated Certificate of Incorporation and (B) the written consent of Intermediate Parent adopting the Amended and Restated Certificate of Incorporation and approving the filing of the same.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE GROUP COMPANIES

Subject to and as qualified by the matters set forth in the Disclosure Schedule pursuant to Section 11.09, the Issuer hereby represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):

Section 4.01    Incorporation and Authority.

(a)    The Issuer (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate power and authority to operate its business as now conducted, except where the failures to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Group Companies and each Issuer Party (i) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) is duly qualified as a foreign corporation or other organization to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate or other power and authority to operate its business as now conducted, except where the failures to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)    The Issuer has made available to the Buyer copies of the organizational documents of the Group Companies, in each case as amended and in effect as of the date hereof.

(d)    The Issuer and each Issuer Party has all requisite corporate or other power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the other Transaction Agreements to which the Issuer or such Issuer Party is a party. The execution and delivery by each of the Issuer of this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation by the Issuer and each Issuer Party of the transactions contemplated by, and the performance by the Issuer and each Issuer Party of its obligations under, this Agreement and the other Transaction Agreements to which it is or will be a party have been duly authorized by all requisite corporate action on the part of the Issuer and each Issuer Party, as applicable. This Agreement and the other Transaction Agreements to which it is or will be a party has been duly executed and delivered by the Issuer and each Issuer Party, as applicable, and this Agreement and the other Transaction Agreements to which it is or will be a party (assuming due authorization, execution and delivery by the Buyer) constitute the legal, valid and binding obligation of the Issuer and each Issuer Party, as applicable, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth in Section 4.02 of the Disclosure Schedule and except as may result from any facts or circumstances solely relating to the Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Issuer and each Issuer Party of, and the consummation by each of them of the transactions contemplated by, this Agreement and the other Transaction Agreements to which it is or will be a party do not (a) violate or conflict with the organizational documents of the Issuer, any Issuer Party or any Group Company, (b) violate or conflict with any Law or other Governmental Order applicable to the Issuer, any Issuer Party or any Group Company or by which any of them or any of their respective properties or assets is bound or subject, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of the Issuer, any Issuer Party or any Group Company pursuant to, or result in any acceleration of remedies, penalties or material increase or decrease in an amount payable or an obligation or benefit under, any material note, bond, mortgage, indenture or contract to which the Issuer, any Issuer Party or any Group Company is a party or which any of such assets or properties is bound, other than, in the case of clauses (b) or (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.03    Consents and Approvals. Except as set forth in Section 4.03 of the Disclosure Schedule or as may result from any facts or circumstances solely relating to the Buyer or its Affiliates (as opposed to any other third party), the execution and delivery by the Issuer of this Agreement and the other Transaction Agreements to which it is or will be a party do not and will not, and the performance by the Issuer, the Issuer Parties and the Group Companies of, and the consummation by the Issuer, the Issuer Parties and the Group Companies of the transactions contemplated by, this Agreement and the other Transaction Agreements to which it is or will be a party do not and will not require any Governmental Approval to be obtained or made by the Issuer, any Issuer Party or any Group Company prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.04    Capital Structure of the Issuer.

(a)    The authorized Capital Stock of the Issuer consists of one thousand (1,000) shares of Common Stock, of which seven hundred and thirty-four (734) are issued and outstanding as of the date of this Agreement. As of the Closing Date, the authorized Capital Stock of the Issuer will consist of two thousand (2,000) shares of Common Stock, including one thousand (1,000) shares of Class A Common Stock and one thousand (1,000) shares of Class B Common Stock.

(b)    Except as set forth in Section 4.04(a), there are no shares of Capital Stock of the Issuer issued and outstanding. All of the outstanding shares of Capital Stock of the Issuer as of the date hereof have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or subscription rights. As of the

Closing Date, all of the outstanding shares of Capital Stock of the Issuer will be duly authorized and validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive or subscription rights. Except as expressly set forth in the Transaction Agreements, there are no, and at the Closing Date, there will be no, options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Issuer to issue, sell, purchase, return or redeem (or establish a sinking fund with respect to redemption) any Capital Stock of the Issuer or securities convertible into or exchangeable for any Capital Stock of the Issuer, and there are no, and at the Closing Date, there will be no, shares of Capital Stock of the Issuer reserved for issuance for any purpose. There are no, and at the Closing Date, there will be no, capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations or commitments of the Issuer.

(c)    The issuance of the Purchased Shares to be issued pursuant to this Agreement has been, or prior to Closing Date, will be, duly authorized by all necessary corporate action. When issued and paid for by the Buyer in accordance with this Agreement, the Purchased Shares will be validly issued, fully paid and non-assessable, will not be subject to preemptive rights of any other shareholder of the Issuer, and will effectively vest in the Buyer good title to the Purchased Shares, free and clear of all Liens (other than restrictions arising under applicable securities Laws or under the Transaction Agreements). The rights, privileges and preferences of the Purchased Shares will be as set forth in the Amended and Restated Certificate of Incorporation and the Stockholders Agreement.

(d)    Subject to the accuracy of the representations and warranties made by the Buyer in Section 5.06, the offer, sale and issuance of the Purchased Shares (i) have been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable material blue sky laws.

Section 4.05    Capital Structure of the Group Companies.

(a)    Section 4.05(a) of the Disclosure Schedule sets forth (i) the authorized Capital Stock of each Subsidiary of the Issuer and (ii) the number of shares of each class or series of Capital Stock of each of Subsidiary of the Issuer that are issued and outstanding, together with the registered holder thereof. Except as set forth in Section 4.05(a) of the Disclosure Schedule, there are no shares of Capital Stock of Subsidiaries of the Issuer issued and outstanding. All of the outstanding shares of Capital Stock of the Subsidiaries of the Issuer have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any of the Issuer, the Group Companies or any of their Affiliates to issue, sell, purchase, return or redeem (or establish a sinking fund with respect to redemption) any Capital Stock of the Subsidiaries of the Issuer or securities convertible into or exchangeable for any Capital Stock of the Subsidiaries of the Issuer, and there are no shares of Capital Stock of the Subsidiaries of the Issuer reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations or commitments of any of the Subsidiaries of the Issuer.

(b)    The Group Company that is listed as the registered holder of the Capital Stock of each other Group Company as set forth in Section 4.05(a) of the Disclosure Schedule owns all of such outstanding Capital Stock of such Group Company, beneficially and of record and free and clear of all Liens (other than restrictions arising under applicable securities Laws or under the Transaction Agreements).

(c)    Except as expressly set forth in the Transaction Agreements, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of the Group Companies.

(d)    Except as set forth in Section 4.05(a) of the Disclosure Schedule and investment assets acquired in the ordinary course of business, the Group Companies have no Subsidiaries.

(e)    The Issuer indirectly owns all of the outstanding Capital Stock of each of the Cedant, PPM Holdings, Inc., Jackson National Asset Management, LLC, Jackson National Life Insurance Company of New York and Jackson Finance LLC, and there are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Issuer, the Group Companies or any of their Affiliates to issue, sell, purchase, return or redeem (or establish a sinking fund with respect to redemption) any of the Capital Stock of any of the Cedant, PPM Holdings, Inc., Jackson National Asset Management, LLC, Jackson National Life Insurance Company of New York or Jackson Finance LLC, or securities convertible into or exchangeable for such Capital Stock, and there are no shares of Capital Stock of any of the Cedant, PPM Holdings, Inc., Jackson National Asset Management, LLC, Jackson National Life Insurance Company of New York or Jackson Finance LLC reserved for issuance for any purpose. Jackson Finance LLC holds valid legal title to the 4.498% surplus note due November 6, 2059 issued by Brooke Life Insurance Company in an aggregate principal amount of $2,000,000,000.

Section 4.06    Financial Statements; Absence of Undisclosed Liabilities.

(a)    The Issuer has provided to the Buyer true, complete and correct copies of (i) the audited consolidated financial statements (consisting of a balance sheet, income statement and statement of cash flows), including the related footnotes, as of and for the year ended December 31, 2018 (the “Audited Financial Statements”) of the Group Companies and (ii) the unaudited financial statements (consisting of a balance sheet, income statement and statement of cash flows), including the related footnotes, as of and for the calendar quarter ended March 31, 2020 of the Group Companies (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “GAAP Financial Statements”). The GAAP Financial Statements (A) have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as described in the notes thereto) and (B) present fairly, in all material respects, the financial position and results of operations of the Group Companies as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided that the Interim Financial Statements (1) are subject to normal year-end adjustments that are not material, individually or in the aggregate, and (2) do not include footnotes that, if presented, would differ materially from those footnotes presented in the Audited Financial Statements.

(b)    The Issuer has provided to the Buyer true, complete and correct copies of (i) the annual statement and audited SAP financial statements, including the related footnotes, as of and for the years ended December 31, 2018 and December 31, 2019 (the “Annual SAP Financial Statements”) and (ii) the quarterly statement as of and for the calendar quarter ended March 31, 2020 (together with the Annual SAP Financial Statements, the “SAP Financial Statements”) of each of the Insurance Companies that are organized in the United States. The SAP Financial Statements (A) have been prepared in all material respects in accordance with applicable SAP applied consistently throughout the periods involved (except as described in the notes thereto) and (B) present fairly, in all material respects, the financial position and results of operations of the respective Insurance Companies as of their respective dates and for the respective periods covered thereby in accordance with applicable SAP. No material deficiency has been asserted in writing and, to the Knowledge of the Issuer, no material deficiency has been orally asserted, by any Governmental Authority with respect to any of the SAP Financial Statements.

(c)    Except (i) as set forth in Section 4.06(c) of the Disclosure Schedule or to the extent reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (ii) for Liabilities and obligations incurred in the ordinary course of business since December 31, 2019, or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Liabilities or obligations of the Group Companies of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be disclosed, reflected or reserved for on a balance sheet prepared in accordance with GAAP or SAP, as applicable.

(d)    Since January 1, 2018, none of the Insurance Companies has sought approval for a permitted accounting practice that was not granted by the applicable insurance regulator.

(e)    Each Group Company maintains, in all material respects, accurate books and records reflecting its assets and liabilities and proper and adequate systems of internal accounting controls designed to provide assurance that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP or GAAP, as applicable, and to maintain accountability for its assets; and (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, except where the failure to maintain such books and records or accounting controls, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole.

(f)    Except as set forth in Section 4.06(f) of the Disclosure Schedule, to the Knowledge of the Issuer, none of the Issuer or its Subsidiaries or any of their respective Representatives has received any non-frivolous written complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any such Subsidiary or the Issuer or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any such Subsidiary or the Issuer has engaged in questionable accounting, reserving or auditing practices.

Section 4.07    Absence of Certain Changes. Except as (a) contemplated by this Agreement or (b) as set forth in Section 4.07 of the Disclosure Schedule, from December 31, 2019 to the date of this Agreement: (i) the Group Companies have conducted the Business in the ordinary course consistent with past practice, (ii) there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect and (iii) none of the Group Companies or any of their Affiliates have taken any action or failed to take any action that, if taken or failed to be taken after the date hereof without the consent of the Buyer, would constitute a breach of Section 6.01.

Section 4.08    Absence of Litigation. There are no Actions pending or, to the Knowledge of the Issuer, threatened against the Issuer or any of its Affiliates that (a) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Issuer to enter into this Agreement or (b) would reasonably be expected to result in damages that have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.09    Compliance with Laws.

(a)    Since January 1, 2018, none of the Group Companies has been in violation of any Laws or Governmental Orders or material agreement with any Governmental Authorities, in each case, applicable to them or their assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Group Companies, taken as a whole.

(b)    None of the Group Companies are a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to them or their assets, properties or businesses.

(c)    To the extent required under applicable Law, all policy forms and rates in use by an Insurance Company with respect to the Insurance Contracts are on forms approved by the applicable Governmental Authorities or which have been filed and not objected to by such Governmental Authorities within the period provided for objection, in each case, except as would not reasonably be expected to result in a material violation of applicable Law.

(d)    Each Group Company has in place risk management, business continuity and disaster recovery policies and procedures that comply with applicable Law and are sufficient in scope and operation to protect against risks of the types reasonably expected to be incurred by Persons similarly situated, except where the absence of such policies, individually or in the aggregate, would not reasonably be expected to result in material liability to the Group Companies, taken as a whole.

Section 4.10    Taxes. Except as set forth in Section 4.10 of the Disclosure Schedule:

(a)    All (i) material Tax Returns required to be filed by or with respect to the Group Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any extensions of time properly obtained in which to make such filings), (ii) such Tax Returns are correct and complete in all material respects and (iii) amounts shown on such Tax Returns as due and all other material Taxes payable by or with respect to any of the Group Companies have been fully and timely paid.

(b)    The Group Companies have complied in all material respects with applicable Law relating to withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)    No written waiver of any statute of limitations relating to income Taxes or other material Taxes for which the Group Companies are liable and that remains in effect has been granted.

(d)    To the Knowledge of the Issuer, there is no action, investigation, claim, assessment, audit or examination pending, proposed or threatened in writing with respect to material Taxes of the Group Companies.

(e)    During the past three (3) years, no Group Company has been a “distributing corporation” or a “controlled corporation” within the meaning of section 355 of the Code.

(f)    No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(c) within the last five years.

(g)    During the past six (6) years, no claim has been made in writing by a Tax Authority in a jurisdiction where any Group Company has never paid a particular type of Tax or filed a particular type of Tax Return asserting that such Group Company is required to pay such Tax or file such Tax Return in such jurisdiction, in each case, that has not been resolved.

(h)    This Section 4.10 and Section 4.11 contain the sole and exclusive representations and warranties related to Tax matters. Nothing in this Section 4.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Issuer or (ii) any Tax period or portion thereof beginning after the Closing Date.

Section 4.11    Tax Treatment of Insurance Contracts.

(a)    The Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment under the Code either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract was designed to qualify at the time of issuance (or subsequent modification), in each case except where the failure to have such Tax treatment, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the issuer of any such Insurance Contract.

(b)    None of the Insurance Companies or any of their respective Affiliates has entered into any agreement or is involved in any discussions or negotiations with any Tax Authority regarding the failure of any Insurance Contracts to meet the requirements of the Product Tax Rules. None of the Insurance Companies or any of their respective Affiliates is a party to, or has received written notice of, any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Insurance Contracts or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of (i) the Insurance Contracts or (ii) any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.

Section 4.12    Brokers. The Issuer (or one of its Affiliates) is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Issuer or any of its Affiliates.

Section 4.13    Governmental Licenses and Permits.

(a)    Each Group Company owns, holds or possesses all material Governmental Approvals, qualifications, registrations, consents, licenses, permits, certificates or authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”) except where the failure to hold such Permit, individually or in the aggregate, would not reasonably be expected to result in material liability to the Group Companies, taken as a whole.

(b)    Except as set forth in Section 4.13(b) of the Disclosure Schedule or as would not reasonably be expected to result in material liability to the Group Companies, taken as a whole, (i) all of the Permits are valid and in full force and effect, (ii) none of the Group Companies is in default or violation, in any material respect, of any of the Permits and (iii) none of the Group Companies are the subject of any pending or, to the Knowledge of the Issuer, threatened Action seeking the revocation, suspension, limitation, termination, modification, cancellation, impairment or non-renewal of any of the Permits.

Section 4.14    Material Contracts.

(a)    Section 4.14(a) of the Disclosure Schedule contains a complete and correct list of each Material Contract in force or under which any Group Company has material continuing obligations as of the date hereof. A “Material Contract” is any contract (other than Insurance Contracts and any contracts that relate to the acquisition, disposition or custody of investment assets in the ordinary course of business consistent with past practice) to which any Group Company is a party or is otherwise bound or obligated, in each case, that:

(i)    contains covenants limiting the ability of any Group Company in any material respect to engage in any line of business or to compete with any Person that would purport to apply to the Buyer or its Affiliates following the Closing;

(ii)    contains any material restriction on the ability of any Group Company or any of their Affiliates to solicit specified customers or prospective customers for the purchase, renewal, lapse, surrender or annuitization of Insurance Contracts or to alter or change the terms, features, benefits, elections or options under the Insurance Contracts, in each case that would purport to apply to the Buyer or its Affiliates following the Closing;

(iii)    relates to the acquisition or disposition of any Person or business or a material portion of the assets of any Person or business (whether by merger, sale of stock, sale of assets or otherwise) under which any Group Company has material continuing rights, obligations or liabilities;

(iv)    is between any Group Company, on the one hand, and any Affiliate of the Issuer (other than the Group Companies), on the other hand; or

(v)    obligates any Group Company to enter into any of the foregoing.

(b)    The Issuer has made available to the Buyer a complete and correct copy of each Material Contract as of the date of this Agreement. None of the Group Companies or, to the Knowledge of the Issuer, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Issuer, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of the Group Companies or, to the Knowledge of the Issuer, any other party to a material outbound reinsurance agreement to which a Group Company is party, is in material default or material breach or has failed to perform any material obligation under such a material outbound reinsurance agreement.

Section 4.15    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE ISSUER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ISSUER, THE BUSINESS, THE PURCHASED SHARES, OR THE ASSETS AND PROPERTIES OF THE GROUP COMPANIES, AND THE ISSUER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE ISSUER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, PRODUCERS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE BUYER OR ANY OTHER PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer hereby represents and warrants to the Issuer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):

Section 5.01    Incorporation and Authority of the Buyer.

(a)    The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)    The Buyer has all requisite corporate or other power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the other Transaction Agreements to which it is or will be a party. The execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is or will be a party, the consummation by the Buyer of the transactions contemplated by and the performance by the Buyer of its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party have been duly authorized by all requisite corporate or other action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and this Agreement and the other Transaction Agreements to which it is or will be a party constitute (assuming due authorization, execution and delivery by the Issuer and each other party thereto) the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.02    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Schedule 5.03 have been obtained or taken, except as otherwise provided in this Article V, the execution, delivery and performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the other Transaction Agreements to which it is or will be a party do not (a) violate or conflict with the organizational documents of the Buyer, (b) violate or conflict with any Law or other Governmental Order applicable to the Buyer or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, rights or properties of the Buyer pursuant to, or result in any acceleration of remedies, penalty or material increase or decrease in an amount payable or an obligation or benefit under, any material note, bond, mortgage, indenture or contract to which the Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) or (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.03    Consents and Approvals. Except as set forth in Schedule 5.03, the execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is or will be a party do not and will not, and the performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the other Transaction Agreements to which it is or will be a party do not and will not require any Governmental Approval to be obtained or made by the Buyer or any of its Affiliates prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.04    Absence of Litigation. There are no Actions pending or, to the Knowledge of the Buyer, threatened in writing, against the Buyer that (a) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Buyer to enter into this Agreement or (b) would reasonably be expected to result in damages that have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.05    Compliance with Law.

(a)    Since January 1, 2018, neither the Buyer nor any of its Affiliates has been in violation of any applicable Law or Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to them or their assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to result in material impairment or delay of the ability of the Buyer to perform its material obligations under this Agreement, including consummation of the transactions contemplated hereby.

(b)    Neither the Buyer nor any of its Affiliates is a party to, or bound by, or has Knowledge of, any Governmental Order or any investigation, examination or inquiry by any Governmental Authority, or any agreement with or commitment to any Governmental Authority, in each case, applicable to them or any their officers, directors, employees, shareholders, partners, assets, properties or businesses, that would reasonably be expected to result in material impairment or delay of the ability of the Buyer to perform its material obligations under this Agreement, including consummation of the transactions contemplated hereby.

Section 5.06    Securities Matters. The Purchased Shares are being acquired by the Buyer for its own account and without a view to the public distribution or sale of the Purchased Shares or any interest in them. The Buyer acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws. The Buyer (a) acknowledges that it is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any Person in violation of applicable securities laws, (b) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and the Transaction Agreements, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (e) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), and (f) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares. The Buyer understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Purchased Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

Section 5.07    Financial Ability. The Buyer has, and will have at the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to the Transaction Agreements. Neither the Buyer nor any of its Affiliates has incurred any Liabilities or obligations, or is contemplating or aware of any Liabilities or obligations, in either case, that would impair or adversely affect such resources and capabilities. The obligations of the Buyer to effect the transactions contemplated by this Agreement and the other Transaction Agreements are not conditioned upon the availability to the Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 5.08    Investigation. The Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Shares, the Group Companies and the Business and (b) has been furnished with or given access to such information about the Purchased Shares, the Group Companies and the Business as it has requested. The only representations and warranties made by the Issuer or any of its Affiliates are the representations and warranties expressly made in this Agreement and the other Transaction Agreements to which the Issuer or any of its Affiliates is a party and neither the Issuer nor any of its Affiliates makes any other express or implied representation or warranty with respect to (i) the Purchased Shares, the Group Companies and the Business, or (ii) any information provided by the Issuer or any of its Affiliates or Representatives in any management meetings, the Electronic Data Room, or otherwise, including as to the probable success or profitability of the ownership of the Purchased Shares after the Closing.

Section 5.09    Brokers. The Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any Affiliate of the Buyer.

Section 5.10    No Inducement or Reliance; Independent Assessment.

(a)    The Buyer acknowledges and agrees that none of the Issuer, the Group Companies or their respective Affiliates or Representatives has made any representations or warranties other than those set forth in Article IV. Except for the representations and warranties of the Issuer expressly set forth herein or in any Transaction Agreement, the Buyer has not relied upon any representations or warranties or other information made or supplied by or on behalf of the Issuer or by any Affiliate of the Issuer.

(b)    Without limiting the foregoing, except for the representations and warranties set forth in Article IV or in the other Transaction Agreements to which the Issuer or any of its Affiliates is a party, none of the Issuer or its Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to:

(i)    the prospects of the Purchased Shares or their profitability for the Buyer, or with respect to any forecasts, projections or business plans made available to the Buyer or any other Person (including the Buyer’s Affiliates or Representatives) in connection with the Buyer’s review of the Purchased Shares and the Business; or

(ii)    any estimates, assumptions, projections and predictions contained or referred to in the materials that have been provided or made available to the Buyer by or on behalf of the Issuer, including any communication by or on behalf of Milliman, materials in the Electronic Data Room and all management presentations and information established or provided in connection with the transactions contemplated by this Agreement.

ARTICLE VI

ACTIONS PRIOR TO THE CLOSING DATE

Section 6.01    Conduct of Business Prior to the Closing. Except (i) as required by applicable Law, (ii) as expressly required or expressly permitted by the terms of this Agreement or (iii) as set forth in Section 6.01 of the Disclosure Schedule, from the date of this Agreement through the Closing Date, unless the Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Issuer shall cause the Group Companies to conduct the Business in the ordinary course, consistent with past practice (except in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event), and shall refrain from taking any of the following actions:

(a)    (i) transfer, issue, sell, redeem, cancel, purchase or otherwise dispose of or encumber any Capital Stock or other securities of the Issuer, (ii) pledge, grant or enter into any options, warrants, calls, agreements or other rights to purchase or otherwise acquire Capital Stock or other securities of the Issuer, (iii) accelerate the vesting of any options, warrant, calls agreements or other rights to purchase or otherwise acquire Capital Stock or other securities of the Issuer or (iv) amend any terms of any equity securities or any agreements relating to any equity securities of the Issuer;

(b)    effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of the Issuer, or reincorporate or domesticate the Issuer;

(c)    any action that would require the prior consent of the Buyer under Section 2.4 of the Stockholders Agreement, assuming the Stockholders Agreement were in effect and the Shares were issued and outstanding at the time of such action;

(d)    declare, set aside or pay any dividends on, or make any distributions (whether in cash, stock or property) in respect of the Common Stock; or

(e)    enter into any legally binding commitment with respect to any of the foregoing.

Section 6.02    Access to Information.

(a)    In furtherance of the consummation of the transactions contemplated by this Agreement, from the date of this Agreement until the Closing Date, the Issuer shall, and shall cause the other Group Companies to, provide the Buyer, its Affiliates and their authorized Representatives with, upon reasonable advance written notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Issuer and the other Group Companies; provided that any such access shall be conducted at the Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of the Issuer’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Issuer and its Affiliates.

(b)    Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the Buyer and the Issuer or any of its Affiliates executed on or prior to the date hereof (other than as set forth in the Reinsurance Agreement), the Issuer shall have no obligation to, or to cause the other Group Companies to, make available to the Buyer, its Affiliates or their Representatives, or to provide the Buyer, its Affiliates or their Representatives with access to or copies of (i) any personnel file, medical file or related records of any employee of any of the Group Companies, (ii) any Tax Return filed by the Issuer or any of its Affiliates or predecessors, or any related material or (iii) any other information if the Issuer determines, in its reasonable judgment, that making such other information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or fiduciary duty, it being understood that the Issuer shall and shall cause the other Group Companies to (x) cooperate with any requests for, and use their reasonable best efforts to obtain any, waivers and (y) use their reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to the Buyer, its Affiliates or their Representatives to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.

Section 6.03    Reasonable Best Efforts; Consents.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Issuer and the Buyer agrees to use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all reasonable things necessary, proper or advisable to fulfill all conditions applicable to such party’s obligations pursuant to this Agreement to consummate and make effective as soon as reasonably practicable the Closing and the other transactions contemplated hereby, including using reasonable best efforts to (i) obtain all necessary, proper or advisable Governmental Approvals and making all necessary, proper or advisable registrations, filings and notices (including under the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)    Without limiting the foregoing, each of the Buyer and the Issuer shall use, and shall cause their respective Affiliates to use, reasonable best efforts to: (i) obtain all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Closing or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Governmental Order that would prevent, prohibit, restrict or delay the consummation of the Closing or any other transaction contemplated hereby; provided, however, that the efforts required by this Section 6.03 shall not require, or be construed to require, the Buyer, the Issuer or any of their respective Affiliates to agree to sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interest in any of their respective assets or businesses; provided, further, that the inclusion of a reference to any action in this sentence shall not imply that reasonable best efforts would require a party to take such action.

(c)    The Buyer shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets for forty-five (45) days following the date hereof, if doing so would reasonably be expected to impose any material delay in securing the expiration or termination of any applicable waiting period under the HSR Act.

(d)    In furtherance and without limiting the foregoing, (i) each of the Issuer (or its applicable Affiliate) and the Buyer shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Closing and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within ten (10) Business Days of the date hereof and (ii) the parties shall make any other registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement within fifteen (15) Business Days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by the Buyer. Each of the Buyer and the Issuer agrees promptly to provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or reasonably requested by any Governmental Authority relating to it or any of its Affiliates (including any of their respective directors, officers, employees or direct or indirect investors, partners, members, shareholders or “Ultimate Parent Entities” (as that term is defined in the HSR Act)), or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, or direct or indirect partners, members or shareholders.

(e)    Each of the Issuer, on the one hand, and the Buyer, on the other hand, agrees that it shall consult with one another with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this

Agreement and each of them shall keep the others apprised on a prompt basis of the status of matters relating to such Governmental Approvals. The Issuer and the Buyer shall have the right to review in advance, subject to redaction of personally identifiable information or confidential, competitive information, and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement, and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. The Issuer and the Buyer shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Law and subject to redaction as described above.

(f)    The Issuer and the Buyer shall promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication from any Governmental Authority whose Governmental Approval is required for consummation of the transactions contemplated by this Agreement to the extent such communication reasonably relates to such required Governmental Approval, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent or Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed or conditioned.

(g)    Neither the Issuer nor the Buyer shall, and they shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority required for the consummation of the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(h)    Notwithstanding anything in this Agreement to the contrary, in no event shall any Group Company or any of their Affiliates or the Buyer or any of its Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(i)    Prior to the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other and use reasonable best efforts to make or obtain the Third-Party Consents set forth in Schedule 6.03(i); provided that neither party shall be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities, make any accommodations, commence or participate in any Action or provide any other consideration in order to obtain any such Third-Party Consent.

(j)    The Buyer’s or the Issuer’s breach of any of their respective obligations in this Section 6.03 that contributes in any material way to a failure of the Closing to occur shall constitute a willful breach of this Agreement.

Section 6.04    Closing Deliverables. Each of the Issuer and the Buyer shall, and each shall cause its applicable Affiliates to, enter into each of the Transaction Agreements at the Closing, in each case in substantially the form attached as an Exhibit to this Agreement.

Section 6.05    Restructuring. In the event that the waiting period under the HSR Act has expired or been terminated, but the parties are awaiting any approval or non-disapproval under applicable insurance Laws, then the Issuer may, within ten (10) Business Days following such expiration or termination, elect to cause the Closing to occur with respect only to Common Shares representing less than ten percent (10%) of both voting and economic rights in the Issuer. The parties will cooperate to make all changes necessary to the Purchase Price and the Transaction Agreements in order to reflect a Closing with respect to such smaller number of Common Shares (the “Initial Closing”) as promptly as reasonably practicable. Within five (5) Business Days following such Initial Closing, the Issuer will have the right to elect to proceed with a second closing on the remainder of the Purchased Shares for the remainder of the Purchase Price, as promptly as reasonably practicable, after receipt of any remaining insurance regulatory approvals or non-disapprovals and subject to the other terms and conditions of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Confidentiality.

(a)    The terms of the Confidentiality Agreement between Prudential Services Limited and Apollo Management Holdings, L.P. dated December 9, 2019 (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).

(b)    From and after the Closing, the Issuer and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the negotiation of this Agreement, or any proprietary or confidential information related to or obtained from the Buyer or any of its Affiliates or Representatives prior to the Closing Date.

(c)    From and after the Closing, the Buyer and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the negotiation of this Agreement or any proprietary or confidential information related to or obtained from the Issuer or any of its Affiliates prior to the Closing Date.

(d)    The requirements of Section 7.01(b) and Section 7.01(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Buyer, as a result of disclosure by the Issuer, any of its Affiliates or any of their respective Representatives and (B) in the case of the Issuer, as a result of disclosure by the Buyer or any of its Affiliates or Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed, (iii) any such information is reasonably necessary to be disclosed in connection with any Action (other than any Action arising out of or in relation to this Agreement), (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information or (v) any such information that is required or permitted to be disclosed under the terms of the Stockholders Agreement, the Registration Rights Agreement or the Reinsurance Agreement. Each of the parties hereto shall instruct its Affiliates and its Representatives having access to such information of such confidentiality obligations.

Section 7.02    Further Action.

(a)    Each of the Issuer and the Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, (ii) subject to Section 6.03(b), shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, but subject to Section 6.03, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other parties to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing.

(b)    Each of the Issuer and the Buyer shall keep the other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article VIII. From time to time following the Closing, the Issuer and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other parties.

Section 7.03    Standstill. For a period beginning on the date of this Agreement and ending at 5:00 p.m., New York City time, on the day that the Capital Stock of the Issuer owned by the Buyer and its Affiliates no longer exceeds ten percent (10%) or greater of the total Capital Stock of the Issuer outstanding, the Buyer shall not, and shall cause Athene Holding Ltd. and Athene Holding Ltd.’s Controlled Affiliates not to, (a) acquire, agree to acquire, propose or offer or take any step that would be reasonably likely to result in an obligation to make an offer to acquire, by purchase or otherwise, any interest in Capital Stock of Parent, (b) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of Parent, (c) take any action that would reasonably be expected to require Parent to make a public announcement regarding any of the events described in clauses (a) or (b), (d) advise or knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing, (e) form, join or in any way participate in a “group” or concert party with respect to any interest in Capital Stock of Parent or any exercise of voting rights attaching to any Capital Stock of Parent or otherwise in connection with the foregoing or (f) publicly disclose any intention, plan or proposal with respect to any of the foregoing. Notwithstanding the foregoing, the restrictions set forth in this Section 7.03 shall not apply to ordinary course investment activities by investment funds and managed accounts managed by Affiliates of the Buyer that are passive in nature without the intent or ability to exercise control.

Section 7.04    Solicitation. For a period beginning on the Closing Date and ending on the earlier of (i) the first anniversary of the consummation of an IPO and (ii) the second anniversary of the Closing Date, without the prior written consent of the Issuer, neither the Buyer nor any of its Controlled Affiliates, shall, whether directly or indirectly, solicit for employment the services of (x) any management-level employee of any Group Company or (y) any employee of any Group Company with whom the Buyer or its Controlled Affiliates has substantial contact in connection with the transactions contemplated by the Reinsurance Agreement; provided that nothing in this Section 7.04 shall prohibit the Buyer or any of its Subsidiaries from (a) engaging in general solicitations, through third-party recruiters or otherwise, not directed at such Persons or (b) soliciting the services of any such Person whose employment with any Group Company has been terminated for a period of at least six months prior to the first contact by the Buyer or any of its Controlled Affiliates with such Person.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01    Conditions to Obligations of the Issuer and the Buyer. The obligations of the Issuer and the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or, if permitted by applicable Law, waiver in writing by the party for whose benefit such condition exists), at or prior to the Closing, of each of the following conditions:

(a)    Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 8.01(a) shall have been received (or any waiting period shall have expired or shall have been terminated).

(b)    No Governmental Order. There shall be no Governmental Order of a Governmental Authority of competent jurisdiction in existence that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.02    Conditions to Obligations of the Issuer. The obligation of the Issuer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by the Issuer), at or prior to the Closing, of each of the following conditions:

(a)    the representations and warranties of the Buyer contained in Section 5.01 shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date;

(b)    the other representations and warranties of the Buyer contained in Article V shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect;

(c)    the covenants contained in this Agreement to be complied with by the Buyer at or before the Closing shall have been complied with in all material respects;

(d)    the Issuer shall have received a certificate of the Buyer dated as of the Closing Date, signed by a duly authorized executive officer of the Buyer, certifying the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 8.02; and

(e)    the Transaction Agreements shall have been duly executed and delivered by the Buyer and its Affiliates, as applicable, and such agreements shall be in full force and effect with respect to the Buyer and its Affiliates.

Section 8.03    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)    the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date;

(b)    the representations and warranties of the Issuer contained in Article IV (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(c)    the covenants contained in this Agreement to be complied with by the Issuer on or before the Closing shall have been complied with in all material respects;

(d)    the Buyer shall have received a certificate of the Issuer, dated as of the Closing Date, signed by a duly authorized executive officer of the Issuer, certifying the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 8.03;

(e)    prior to the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the Issuer shall have novated the term loan facility dated November 7, 2019 between the Issuer, Parent and Standard Chartered Bank, New York Branch, and all liabilities thereunder to Parent;

(f)    since the date hereof, there shall not have occurred any fact, event, circumstance, effect, development, condition, violation or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

(g)    the Transaction Agreements shall have been duly executed and delivered by the Issuer and its Affiliates, as applicable, and such agreements shall be in full force and effect with respect to the Issuer and its Affiliates.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.01    Survival. The representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive in full force and effect until the earlier of (x) the consummation of an IPO and (y) the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 9.02 or Section 9.03 thereafter), except: (i) the Fundamental Representations shall survive in full force and effect until the date that is thirty (30) days after the expiration of the applicable statute of limitations and (ii) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 9.02    Indemnification by the Issuer.

(a)    After the Closing and subject to this Article IX, the Issuer shall indemnify, defend and hold harmless the Buyer Indemnitees against, and reimburse the Buyer Indemnitees for, all Losses that the Buyer Indemnitees may at any time suffer or incur, or become subject to:

        (i)    as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Article IV (other than a Fundamental Representation);

        (ii)    as a result of or in connection with the breach or inaccuracy of any Fundamental Representation; or

        (iii)    as a result of or in connection with any breach or failure by the Issuer to perform any of its covenants or obligations contained in this Agreement.

(b)    Notwithstanding anything to the contrary contained herein, the Issuer shall not be required to indemnify, defend or hold harmless the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, any Losses pursuant to Section 9.02(a)(i): (i) with respect to any claim (or series of related claims arising from similar underlying facts, events or circumstances) unless such claim (or series of related claims) involves Losses in excess of $150,000 (nor shall any such claim or series of related claims that does not meet such $150,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses for which the Issuer has responsibility under clause (ii) of Section 9.02(b) below); (ii) until the aggregate amount of the Buyer Indemnitees’ Losses under Section 9.02(a)(i) exceeds $7,500,000, after which the Issuer shall be obligated for all the Buyer

Indemnitee’s Losses under Section 9.02(a)(i) that are in excess of $7,500,000, but only if such excess Losses arise with respect to any claim (or series of related claims) that involves Losses in excess of $150,000; and (iii) in a cumulative aggregate amount exceeding $50,000,000. For purposes of determining whether the threshold set forth in clause (iii) of this Section 9.02(b) has been met or exceeded, any amount paid by the Issuer or any of its Affiliates for Losses pursuant to Section 9.02(a)(i) shall be taken into account.

(c)    The Issuer shall not be required to indemnify, defend or hold harmless the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, any Losses pursuant to Section 9.02(a) in a cumulative aggregate amount exceeding the Purchase Price.

(d)    If, prior to the date hereof, the Buyer has Knowledge of any breach by the Issuer of any representation or warranty contained in this Agreement, the Buyer shall be deemed to have waived such breach and the Buyer and the other Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.02(a) to sue for Losses or to assert any other right or remedy arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein.

Section 9.03    Indemnification by the Buyer. After the Closing and subject to this Article IX, the Buyer shall indemnify, defend and hold harmless the Issuer Indemnitees against, and reimburse the Issuer Indemnitees for, all Losses that the Issuer Indemnitees may at any time suffer or incur, or become subject to:

        (i)    as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Article V; or

        (ii)    as a result of or in connection with any breach or failure by the Buyer to perform any of its covenants or obligations contained in this Agreement.

Section 9.04    Claims Procedure.

(a)    Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article IX, the Indemnified Party shall (at its own expense) promptly notify the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article IX, including any pending or threatened claim or demand against the Indemnified Party by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, a “Third Party Claim”), setting out the details of the claim, the provisions under this Agreement on which such claim is based, its estimate of the amount of Losses to the extent ascertainable which are, or are to be, the subject of the claim and such other information (to the extent reasonably available) as is reasonably necessary to enable the Indemnifying Party to assess the merits of the potential claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX or otherwise affect the rights of any Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced by such failure. The parties agree that (i) in this Article IX they intend to shorten, in the case of the limited survival periods specified in Section 9.01, the applicable statute of limitations period with respect to certain indemnification claims hereunder, (ii) notices for claims for indemnification in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in Section 9.01 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period set forth in Section 9.01 shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 9.04(a) of a claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding the passing of such applicable date.

(b)    Cooperation by the Indemnified Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in defending against a Third Party Claim.

(c)    The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such Third Party Claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article IX, no Indemnifying Party shall have any liability under this Article IX for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d)    Assumption of Defense of a Third Party Claim. Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within thirty (30) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party to have a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (A) for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim and (B) in connection with any claim where, based on the advice of outside counsel, a conflict in interest between the Indemnifying Party and the Indemnified Party exists. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the Indemnified Party) and does not involve any finding or admission of any violation of Law or rights of any Person, admission of any wrongdoing, fault or culpability by the Indemnified Party, and the Indemnifying Party shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. If the Indemnifying Party is controlling a defense of a Third Party Claim in accordance with this Article IX and fails to defend diligently the action or proceeding after notifying the Indemnified Party of its assumption of the defense of such Third Party Claim, the Indemnified Party may assume such defense, and the reasonable and documented fees of its attorneys will be covered by the indemnity provided for in this Article IX upon determination of the Indemnifying Party’s indemnity obligations. Notwithstanding anything to the contrary in this Section 9.04, the Indemnified Party (and not the Indemnifying Party) shall have the exclusive right to assume the defense and control of any Third Party Claim if (A) the Indemnified Party in good faith determines that the nature of the Third Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on any Indemnified Party or its Affiliates or (B) such Third Party Claim seeks an injunction or other equitable relief against any Indemnified Party; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party that can be separated from a related claim for money damages, the Indemnifying Party may only be entitled to assume control of the defense of such Third Party Claim for money damages.

(e)    In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX.

Section 9.05    Payment. In the event a claim for indemnification under this Article IX has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds. Any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article IX when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim, action, suit, arbitration or proceeding.

Section 9.06    Treatment of Indemnification Payments. To the fullest extent permitted under applicable Law, for all purposes (including Tax purposes), the parties hereto shall treat any payment made under Section 9.02 or Section 9.03 as an adjustment to the Purchase Price.

Section 9.07    Provisions. No Indemnifying Party shall be liable under this Article IX in respect of any Loss, if the fact, matter, event or circumstance giving rise to the claim or on which it is based is expressly accrued or reserved for in the Financial Statements.

Section 9.08    Exclusive Remedies. Each party hereto acknowledges and agrees that, other than in the case of actual fraud by a party to this Agreement in the making of a representation or warranty herein or willful breach by any party hereto, (a) prior to the Closing, the sole and exclusive remedy of the Buyer for any breach of any representation or warranty set forth in Article IV shall be, in the event that each of the conditions set forth in Section 8.03 has not been satisfied or waived, refusal to close the purchase and sale of the Purchased Shares and termination of this Agreement in accordance with Article X; (b) following the Closing, (i) the indemnification provisions of this Article IX shall be the sole and exclusive monetary remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement or any certificate or instrument delivered hereunder and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby; and (c) following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive monetary remedies of the parties hereto for any breach or non-fulfillment of any covenant.

Section 9.09    Damages. The Issuer and the Buyer agree that with respect to each indemnification obligation set forth in this Article IX or any other document, instrument or certificate executed or delivered in connection with the Closing, in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (a) any punitive damages except to the extent paid to a third party and (b) special, consequential or indirect damages, in each case, to the extent not the reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement. For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, and for calculating the amount of any Loss under this Article IX, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Material Adverse Effect,” “Buyer Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than the representation and warranty in Section 4.07(b).

Section 9.10    Right to Recover.

(a)    If the Indemnifying Party is liable to pay an amount in discharge of any claim under this Agreement and the Indemnified Party recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the Losses which is the subject matter of the claim, then the Indemnified Party shall take such actions (at the Indemnifying Party’s sole cost and expense) as may be reasonably requested by the Indemnifying Party to enforce recovery against the third party and any actual recovery (less any reasonable costs and expenses incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. Notwithstanding the foregoing, no party shall be required to act or forbear to act under this Section 9.10 if such act or forbearance, as applicable, could prejudice such Person’s ability to prosecute a claim against the Indemnifying Party or any right hereunder in the reasonable judgment of such party, as applicable.

(b)    If an Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the Loss which is the subject matter of the claim, then the Indemnified Party shall take such actions (at the Indemnifying Party’s sole cost and expense) as may be reasonably requested by the Indemnifying Party to enforce such recovery and shall, or shall procure that the Indemnified Party shall pay to the Indemnifying Party, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party in respect of such claim less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Indemnifying Party to the Indemnified Party.

Section 9.11    Double Claims. No Indemnified Party shall be entitled to recover from an Indemnifying Party under this Article IX for the same Losses more than once (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

ARTICLE X

TERMINATION AND WAIVER

Section 10.01    Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of the Issuer and the Buyer;

(b)    by either the Issuer or the Buyer if the Closing shall not have occurred prior to the date that is six (6) months after the date of this Agreement (the “Outside Date”) or such later date as the parties may mutually agree; provided, however, that if the Closing has not occurred due solely to the failure of the conditions to Closing set forth in Section 8.01(a) to be satisfied, the parties agree to extend the Outside Date for an additional ninety (90) days and continue to use their respective reasonable best efforts to satisfy such Closing conditions (such extended Outside Date, as so extended, shall be the “Outside Date” for all purposes under this Agreement); provided, further, that the right to terminate this Agreement under this
Section 10.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)    by either the Issuer or the Buyer in the event of the issuance of a final, nonappealable Governmental Order from a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement;

(d)    by the Buyer in the event of a breach by the Issuer of any of its covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 8.03 not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Issuer shall have failed to cure such breach by the earlier of (i) sixty (60) days after receipt of written notice thereof from the Buyer requesting such breach to be cured and (ii) the Outside Date;

(e)    by the Issuer in the event of a breach by the Buyer of any of the Buyer’s covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 8.02 not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Buyer shall have failed to cure such breach by the earlier of (i) sixty (60) days after receipt of written notice thereof from the Issuer requesting such breach to be cured and (ii) the Outside Date.

Section 10.02    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other party to this Agreement.

Section 10.03    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall thereafter become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 7.01, this Article X and Article XI; provided that nothing in this Section 10.03 shall relieve the Issuer or the Buyer from liability for (a) failure to perform its obligations set forth in Section 6.03 or (b) the actual fraud by a party to this Agreement in the making of a representation or warranty herein, willful breach of this Agreement or willful failure to perform its respective obligations under this Agreement.

Section 10.04    Extension; Waiver. At any time prior to the Closing, the Issuer and the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01    Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02:

(a)	if to the Issuer:

Brooke (Holdco1) Inc.

1 Corporate Way

Lansing, MI 48951

Attention:      Thomas Hyatte

E-mail:            thomas.hyatte@jackson.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:      Nicholas F. Potter

                      Marilyn A. Lion

E-mail:           nfpotter@debevoise.com

                       malion@debevoise.com

(b)	if to the Buyer:

Athene Life Re Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM08 Bermuda

Attention:      Natasha Scotland Courcy

E-mail:            ncourcy@athene.bm

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention:      Perry J. Shwachman

                      Jeremy C. Watson

E-mail:           pshwachman@sidley.com

                       jcwatson@sidley.com

Section 11.03    Public Announcements. The initial press release with respect to the Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Issuer and the Buyer and attached as Schedule 11.03. Thereafter, neither party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 11.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.05    Entire Agreement. This Agreement (including all exhibits and schedules hereto), the other Transaction Agreements and any other documents delivered pursuant hereto or thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement and the Transaction Agreements), between or on behalf of the Issuer and its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, with respect to the subject matter hereof and thereof.

Section 11.06    Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party; provided, that, following the Closing, the Buyer may, without the prior written consent of the Issuer, assign all or part of its rights and obligations under this Agreement to one or more Permitted Transferees in connection with a transfer of Common Stock; provided, further, that no such assignment shall relieve the Buyer of any of its obligations hereunder. Any attempted assignment in violation of this Section 11.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their permitted successors and assigns.

Section 11.07    No Third-Party Beneficiaries. Except as provided in Article IX with respect to the Buyer Indemnitees or the Issuer Indemnitees, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08    Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties hereto.

Section 11.09    Schedules. Any disclosure set forth in the Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 11.10    Submission to Jurisdiction.

(a)    The Issuer and the Buyer each irrevocably and unconditionally submit for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b)    Any such Action may and shall be brought in such courts and each of the Issuer and the Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)    Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.02.

(d)    Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.11    Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any conflict of laws principles.

Section 11.12    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.13    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other parties of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.10(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. The parties acknowledge and agree that, in the event that the other parties seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the party seeking an injunction will not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.14    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.15    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive, (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to the Buyer means that such document has been uploaded to the Electronic Data Room (and thereafter remain posted in the Electronic Data Room at all times) not later than three (3) Business Days prior to the date of this Agreement; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 11.16    Reserves. Notwithstanding anything to the contrary in this Agreement, neither the Issuer nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby is intended or shall be construed to be a representation or warranty (express or implied) of the Issuer or any of its Affiliates, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of the Insurance Companies or (b) the future profitability of the Business. Furthermore, no fact, condition, circumstance or event relating to or affecting the sufficiency of the reserves of the Insurance Companies may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement or the other Transaction Agreements.

Section 11.17    Counterparts. This Agreement may be executed by the parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BROOKE (HOLDCO1) INC.

By:	/s/ Michael A. Costello

Name:	Michael A. Costello
Title:	President and Treasurer

ATHENE LIFE RE LTD.

By:	/s/ Adam Laing

Name:	Adam Laing
Title:	Chief Financial Officer

[Signature Page to Investment Agreement]